Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$23.00 Per Share

by

Coral Merger Sub Inc.

a wholly-owned subsidiary of

Open Text Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON DECEMBER 23, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED IN ACCORDANCE WITH THE MERGER AGREEMENT.

November 25, 2019

To Our Clients:

Enclosed for your information is an Offer to Purchase, dated November 25, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), relating to the offer by Coral Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), to purchase all shares of common stock of Carbonite, Inc., a Delaware corporation (“Carbonite”), par value $0.01 per share (each, a “Share”), that are issued and outstanding, at a price of $23.00 per Share (the “Offer Price”), in cash, without interest, and net of applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

The Carbonite board of directors unanimously (i) determined that the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are fair to, advisable and in the best interests of, Carbonite and its stockholders; (ii) declared that it is advisable for Carbonite to enter into the Merger Agreement; (iii) approved the execution, delivery and performance by Carbonite of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (iv) resolved that the Merger would be effected under Section 251(h) of the Delaware General Corporation Law (the “DGCL”); and (v) resolved to recommend that Carbonite’s stockholders tender their Shares pursuant to the Offer.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer Price is $23.00 per Share, in cash, without interest, and net of applicable withholding of taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all Shares.

3.

Consummation of the Offer is conditioned upon (i) there having been validly tendered in the Offer (in the aggregate) and not validly withdrawn (and excluding any Shares tendered pursuant to guaranteed delivery procedures that have not yet been received (as defined in Section 251(h)(6)(f) of the DGCL))

immediately prior to one minute after 11:59 P.M., Eastern time, on December 23, 2019 (such date and time, as it may be extended by Purchaser from time to time in accordance with the Merger Agreement (as defined below), the “Expiration Time”), that number of Shares that, together with all Shares (if any) beneficially owned by OpenText and its affiliates, represent one more Share than 50% of the total number of Shares outstanding immediately following the consummation of the Offer, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (iii) the German competition authority (Bundeskartellamt) having adopted a decision to authorize, not to oppose, or not to exercise jurisdiction over, the transactions contemplated by the Merger Agreement under the German Act Against Restraints of Competition, (iv) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred following the date of the Merger Agreement and (v) the satisfaction of other customary conditions as described in Section 13 of the Offer to Purchase—“Conditions to the Offer.” There is no financing condition to the Offer.

4.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 10, 2019, by and among Carbonite and OpenText and Purchaser (as it may be amended from time to time, the “Merger Agreement”), under which, at or around 8:00 A.M., Eastern time, on the date of the consummation of the Offer and subject to the satisfaction or (to the extent permitted by law) waiver of certain conditions, Purchaser will be merged with and into Carbonite (the “Merger”), without a stockholder vote to adopt the Merger Agreement or effect the Merger in accordance with Section 251(h) of the DGCL, and Carbonite will be the surviving corporation (the “Surviving Corporation”) and become a wholly-owned subsidiary of OpenText. At the effective time of the Merger, and as a result of the Merger, Carbonite will cease to be a publicly traded company and each Share outstanding immediately prior to the effective time of the Merger (other than each Share (i) owned by Purchaser, OpenText or Carbonite, which will be cancelled and cease to exist without any payment being made with respect to such Share, (ii) owned by a direct or indirect wholly-owned subsidiary of Carbonite, Purchaser or OpenText (other than Purchaser), which shall be converted into shares of the Surviving Corporation or (iii) owned by Carbonite stockholders who are entitled to and who properly exercise appraisal rights under Section 262 of the DGCL with respect to such Share) will be converted into the right to receive an amount of cash per Share equal to the Offer Price, without interest and net of applicable withholding of taxes, payable to the holder thereof upon surrender of the certificate formerly representing, or book-entry transfer of, such Share. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase—“Purpose of the Offer and Plans for Carbonite; Merger Agreement and Other Agreements.” Section 5 of the Offer to Purchase—“Certain United States Federal Income Tax Consequences of the Offer and the Merger” describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

5.

The Offer and withdrawal rights will expire at one minute after 11:59 P.M., Eastern time, on December 23, 2019, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement.

6.

Any stock transfer taxes imposed by the United States or any subdivision thereof applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 5 of the Letter of Transmittal.

If you wish to have us tender any or all of Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the instruction form set forth below. Please forward your instructions to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below.

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by American Stock Transfer & Trust Company, LLC (the “Depositary”) of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer through DTC, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or book-entry confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Purchaser is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Carbonite, Inc.

at

$23.00 Per Share

by

Coral Merger Sub Inc.

a wholly-owned subsidiary of

Open Text Corporation

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 25, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by Coral Merger Sub Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Open Text Corporation, a corporation incorporated under the federal laws of Canada (“OpenText”), to purchase for cash all shares of common stock of Carbonite, Inc., a Delaware corporation (“Carbonite”), par value $0.01 per share (each, a “Share”), that are issued and outstanding, at a price of $23.00 per Share, in cash, without interest, and net of applicable withholding of taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares to the Depositary will be determined by Purchaser (which may delegate power in whole or in part to the Depositary) in its sole and absolute discretion, and such determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

Dated:             , 20

Number of Shares to Be Tendered:                  Shares*

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Account Number:	Signature(s):

Dated: , 20

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*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.